Exhibit 10.2

THIRD AMENDED AND RESTATED SERVICE AGREEMENT

This Third Amended and Restated Service Agreement (the “Third Amended Agreement”) is dated as of March 23, 2016, and amends and restates the Second Amended and Restated Service Agreement dated as of September 28, 2015, which amended and restated the Amended and Restated Service Agreement dated as of November 14, 2014, which amended and restated the Service Agreement dated March 31, 2014, each by and among Celadon Group, Inc., a Delaware corporation and Quality Equipment Leasing, LLC., a Delaware limited liability company (collectively, “Servicer”), and Element Financial Corp., a Delaware corporation (“Element”).  The effective date of this Third Amended Agreement is as of March 31, 2014.

WHEREAS, Servicer (as Seller) and Element entered into a Portfolio Purchase and Sale Agreement dated as of March 31, 2014 (the “Purchase and Sale Agreement”), pursuant to which Servicer sold and assigned to Element the Assigned Property (as defined in the Purchase and Sale Agreement), which included, among other things, certain Transactions (as defined in the Purchase and Sale Agreement, which Transactions are sometimes referred to herein as, the “Existing Transactions”), the Vehicles (as defined in the Purchase and Sale Agreement for purposes of the Purchase and Sale Agreement), and all Payments (as defined in the Purchase and Sale Agreement) due and to become due under the Transactions;

WHEREAS, Servicer and Element have entered into an Amended and Restated Program Agreement (the “Amended Program Agreement”) and an Amended and Restated Fleet Program Agreement (the “Amended Fleet Program Agreement”) (together the “Amended Program Agreements”) whereby Servicer has agreed to refer certain Independent Contractors and Fleets (together, the “Obligors”) to Element on an ongoing, going-forward basis for the purpose of the Obligors entering into Transactions with Element to lease or finance certain vehicles for use in delivering goods or to be used as part of a fleet, as set forth in the Amended Program Agreements (individually, and respectively, a “Delivery Vehicle” or “Fleet Vehicle” and together “Vehicles”) (the “Future Transactions”);

WHEREAS, Element and Servicer desire that Servicer shall serve as billing and collecting agent under this Third Amended Agreement for the benefit of Element, and in such capacity perform certain administrative duties as set forth herein in connection with the Existing Transactions and the Payments related thereto, as well as the Future Transactions and the Contract Payments related thereto, including, without limitation, collecting and receiving the Payments and Contract Payments on behalf of Element, remitting or otherwise making the Payments or Contact Payments to Element, ensuring that insurance remains in place with respect to Vehicles, ensuring that all sales, use, personal property, privilege, license and other taxes arising under, or in connection with, the Transactions, the Vehicles and any other property that may be the subject of any Transaction are paid (“Tax Payments”), and ensuring that all tax returns, reports and filings in respect thereto (“Tax Filings”) are properly made;

WHEREAS, Servicer and Element have also entered into the Third Amended and Restated Reserve Account Agreement dated as of March 23, 2016 (the “Reserve Account Agreement”) pursuant to which Servicer (as Seller) has retained a percentage of the credit and asset losses associated with the ultimate disposition of the Transactions.  Servicer’s obligations under the Third Amended Agreement shall be fulfilled notwithstanding the provisions of other Transaction related agreements, including, the Reserve Account Agreement, and

WHEREAS, Servicer and Element desire to set forth the terms and conditions under which Servicer will be responsible for providing the foregoing services.

NOW, THEREFORE, in consideration of the mutual covenants and amended agreements herein contained, and of other valuable considerations, including consideration under the Purchase and Sale Agreement and the Amended Program Agreements, receipt of which is hereby acknowledged, the parties hereby agree as follows:

1.           General.

(a)           Defined Terms.  Capitalized terms used herein but not otherwise defined herein shall have the meaning ascribed to such terms in the Purchase and Sale Agreement or the Amended Program Agreements.

(b)           Definitions.  The terms listed below shall have the following meaning (certain of these terms are exclusively defined below and shall only have the meaning ascribed to them below, while the remaining terms are defined within the body of this Third Amended Agreement, the Purchase and Sale Agreement or the Amended Program Agreements and are reiterated, summarized and/or expounded upon in this definition section):

(i)           “Actual Collections” means the actual amount of funds received by Servicer from Independent Contractors (directly or through their related Sponsors) in respect to Transactions.

(ii)          “Amended Program Agreements” means both the Amended and Restated Program Agreement and the Amended and Restated Fleet Program Agreement by and between Element and Servicer, each dated as of November 14, 2014.

(iii)         “Assigned Property” means all property and interests sold, assigned and transferred by Servicer (as Seller) to Element under the Purchase and Sale Agreement.

(iv)         “Assignee” means any third party to whom Element sells or assigns any of its rights and/or obligation under the Third Amended Agreement.

(v)           “Collective Payout” means the sum of the Current NBV, the Net Shortfall and approved Covered Expenses with respect to a Defaulted Vehicle.

(vi)          “Contract Payments” means both Variable Contract Payments and Fixed Contract Payments.

(vii)         “Covered Expenses” means all repair and maintenance expenses incurred in connection with the remarketing, sale or disposition of a Vehicle subject to a Transaction.

(viii)        “Current NBV” means the then current net book value of a Defaulted Transaction.

(ix)           “Current Vehicle Value” means the then current market value of a Defaulted Vehicle.

(x)            “Damages” means any direct damages, claims, costs or expenses (including but not limited to reasonable attorneys’ fees.

(xi)           “Defaulted Transaction” means a Transaction in which an Obligor is in default.

(xii)          “Defaulted Vehicle” means the Vehicle associated with a Defaulted Transaction.

(xiii)          “Distributable Proceeds” means the sum of the proceeds from the sale of a Defaulted Vehicle plus any available Security Deposit Accrual relating thereto.

(xiv)          “Distribution Waterfall” means the manner in which the Distributable Proceeds from a Positive Value Transaction will be distributed, as described in Section 2(c)(v) hereof.

(xv)           “Element” means Element Financial Corp., a Delaware corporation.

(xvi)          “EOT Amount” means any end of term payment or residual amounts with respect to a Transaction and shall consist of:  (A) amounts required to be paid under the terms of the Transaction upon its expiration, and (B) amounts which may be paid under the terms of the Transaction upon its expiration.

(xvii)         “EOT Payment Date” means the date that Servicer must make payment of an EOT Amount under Perfect Pay with respect to a Transaction.

(xviii)        “Event of Bankruptcy” means either of the following:

(A)           Servicer shall become insolvent or bankrupt, or shall admit in writing its inability to pay any portion of its debts as they mature or make an assignment for the benefit of creditors, or a receiver or trustee shall have been appointed with respect to it or to any of its estate; or

(B)           any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other proceedings for relief, under the United States Bankruptcy Code or any federal or state bankruptcy or insolvency law or similar law now or hereafter in force for the relief of debtors, shall be instituted by or against Servicer, which proceeding Servicer shall have consented to or taken any action in the furtherance of, or which proceeding is not be dismissed within sixty (60) days of such institution.

(xix)           “Event of Default” means certain events triggering a default of the Third Amended Agreement, as described in Section 6(b) hereof.

(xx)            “Existing Transactions” means Transactions sold, assigned and transferred by Servicer (as Seller) to Element under the Purchase and Sale Agreement.

(xxi)           “Expected Payment” means an expected monthly lease or other contract payment for each Variable Payment Transaction based upon an average thirty-eight (38) month lease or other contract term.

(xxii)          “Fixed Contract Payments” means payments made under a Fixed Payment Transaction and are comprised of both:  (A) periodic lease or other contract payments, and (B) any EOT Amount.

(xxiii)         “Fixed Payment Transactions” means Transactions which call for fixed lease or other contract payments.

(xxiv)         “Full Payout” means the full payout of all Transactions.

(xxv)          “Future Transactions” means Transactions entered into, or to be entered into, by Obligors with Element under the Amended Program Agreements.  “Future Transactions” do not include any of the Existing Transactions.

(xxvi)         “Independent Contractor” means a truck driver engaged by a subsidiary or an affiliate of Servicer or a Sponsor on a contractual basis to deliver certain products for customers (as more fully defined in the Amended Program Agreement).

(xxvii)        “Initial Payment” means the first payment by Servicer under Perfect Pay with respect to a Transaction.

    (xxviii)       “Maintenance Contributions” means payments made by an Independent Contractor into a Maintenance Fund held by a Sponsor with respect to a Delivery Vehicle.

(xxix)          “Maintenance Fund” means the fund held by a Sponsor which is established solely in regard to each Delivery Vehicle to provide available monies for Vehicle maintenance.

(xxx)              “Net Shortfall” means the net shortfall between Expected Payments or Fixed Contract Payments made by Servicer to Element and Actual Collections received by Servicer from an Obligor with respect to a Transaction.

(xxxi)             “Net Windfall” means the excess of Actual Collections over the Expected Payments or Fixed Contract Payments made by Servicer to Element with respect to a Transaction.

(xxxii)            “Obligor” means a lessee or borrower under a Transaction.

(xxxiii)           “Original Transaction Payments” means the remaining Contract Payments under the original terms of a Defaulted Transaction, the Defaulted Vehicle from which is the subject of a Remarketed Transaction.

(xxxiv)           “Payments” means all payments due, and to become due, under the Existing Transactions.

(xxxv)            “Perfect Pay” means Servicer’s obligation to make all Contract Payments with respect to a Vintage irrespective of Actual Collections (until all Transactions within a given Vintage have terminated).

(xxxvi)           “Positive Value Transaction” means a Defaulted Transaction with respect to which Realizable Proceeds exceeds the Collective Payout.

(xxxvii)          “Purchase and Sale Agreement” means the Portfolio Purchase and Sale Agreement dated as of March 31, 2014 by and between Servicer (as Seller) and Element.

(xxxviii)         “Realizable Proceeds” means the Current Vehicle Value of a Defaulted Vehicle plus any available Security Deposit Accrual relating thereto.

(xxxix)            “Remarketed Transaction” means with respect to a Defaulted Vehicle, a new Transaction entered into between Element and a new Obligor.

(xl)                 “Repair Recommendation” means Servicer’s written recommendation for approval of Covered Expenses that exceed twelve percent (12%) of the original cost of a Defaulted Vehicle.

(xli)               “Reserve Account” means the loss pool or reserve account on Servicer’s (as Seller) balance sheet, against certain asset and credit losses with respect to Transactions (as more fully defined in the Reserve Account Agreement).

(xlii)              “Reserve Account Agreement” means the Third Amended and Restated Reserve Account Agreement dated as of March 23, 2016 by and between Element and Servicer.

(xliii)           “Reserve Balance” means the then current balance in the Reserve Account.

(xliv)           “Retained Team Lease Payments” means the excess amount received by Servicer over the Contract Payments with respect to a Team Lease Transaction.

(xlv)           “Rewritten Transaction” means a Remarketed Transaction that Element (in its sole and absolute discretion) has accepted as a newly written Transaction on, or as of, the EOT Payment Date of the original Transaction.

(xlvi)           “Risk Acceptance Criteria” or “RAC” means the criteria (minimum standards) established, from time to time, by Element which must be met in order for Element to accept the financing of a Transaction.

(xlvii)          “Second IC Charge” means the additional charge imposed by Servicer with respect to the second Independent Contractor in a Team Lease Transaction.

(xlviii)         “Security Deposit Account” means each separate account established solely in regard to a Delivery Vehicle into which Security Deposit Accruals for that Vehicle have been, or will be, paid.

(xlix)           “Security Deposit Accruals” means security deposits billed and collected by Servicer from Independent Contractors with respect to newly originated Transactions.

(l)                “Servicer” means Celadon Group, Inc., a Delaware corporation and Quality Equipment Leasing, LLC., a Delaware limited liability company, collectively.

(li)               “Sponsors” means companies with which Servicer maintains sponsorship agreements.

(lii)              “Team Lease Transactions” means Transactions in which Servicer contracts with two Independent Contractors to operate one Delivery Vehicle.

(liii)             “Tax Filings” means all required tax returns, reports and filings in respect to the Transactions, the Vehicles, other property that may be the subject of any Transaction and any Tax Payments that are made.

(liv)             “Tax Payments” means all sales, use, personal property, privilege, license and other taxes arising under, or in connection with, the Transactions, the Vehicles and any other property that may be the subject of any Transaction.

(lv)           “Third Amended Agreement” means this Third Amended and Restated Service Agreement dated as of March 23, 2016 by and between Servicer and Element.

(lvi)          “Transaction” means each financing agreement and/or lease for the acquisition or lease of a Vehicle between Element, as lender or lessor, and an Obligor, as lessee or borrower.  The term “Transaction” includes both Existing Transactions and Future Transactions.

(lvii)         “Variable Contract Payments” means payments made under a Variable Payment Transaction and are comprised of both:  (A) periodic lease or other contract payments, and (B) any EOT Amount.

(lviii)        “Variable Payment Transactions” means Existing Transactions which call for variable lease or other contract payments.

(lvix)        “Vehicle” means certain trucks and/or trailers for use in delivering goods or to be used as part of a fleet, as set forth in the Amended Program Agreements, which are financed pursuant to Transaction.

(lx)           “Vehicle Buyout Transactions” means Transactions in which an Independent Contractor has elected to pay the EOT Amount and acquire its Delivery Vehicle, but has not made, or has insufficient funds to make cash payment, of such EOT Amount.

(lxi)          “Vehicle EOT Financing Program” means the program under which Element will finance (under certain conditions) the EOT Amounts in certain Vehicle Buyout Transactions, which financings will be treated as newly written Transactions.

(lxii)         “VIN” means the vehicle identification number of a Vehicle.

(lxiii)        “Vintage” means a pool of Transactions (including Remarketed Transactions and Rewritten Transactions relating to such Transactions, irrespective of the calendar year in which such Remarketed and Rewritten Transactions commence), that all commence within a calendar year (other than calendar years 2014 and 2015 which are combined in a single “Vintage”).

(c)           Cross-reference with Related Agreements.  All references in the Purchase Agreement and Amended Program Agreements to Service Agreement, Amended Service Agreement or Second Amended Service Agreement shall be deemed to refer to this Third Amended Agreement.

2.           Servicer Obligations.  Servicer shall undertake the following servicing duties and obligations under this Third Amended Agreement:

(a)           Collection of Payments/Maintenance of Reserve Account.  Servicer shall, at its sole cost and expense, act as billing and collections agent for the benefit of Element with respect to the Transactions and maintain the Reserve Account (as defined in the Reserve Account Agreement). With respect to billing and collections and maintenance of the Reserve Account, the following terms shall apply, and in such capacity, Servicer shall do the following:

(i)           Fleet Payments.  Notwithstanding the foregoing in respect to collections, Fleets may be or have been directed to, and may or shall, remit lease or other contract payments directly by wire to Element rather than to Servicer. Wire instructions have been provided to Servicer, and Servicer has forwarded, or will forward, such instructions to Fleets. If any lease or other payments from Fleets are received by Servicer, then Servicer shall immediately forward such payments to Element. For clarity’s sake, Servicer is generally not acting as collections agent with respect to lease or other contract payments from Fleets, and the remainder of this Section 2(a) (other than the reserve requirement of Section 2(a)(ii) and the reporting requirements of Section 2(a)(vii)) generally deals with Servicer’s billing and collection obligations in regard to Delivery Vehicles.

(ii)           Maintenance of Reserve Account.  Servicer shall maintain the Reserve Account in accordance with the terms of the Reserve Account Agreement.

(iii)           Contract Payments.

(A)           A portion of the Existing Transactions call for variable lease or other contract payments by Independent Contractors (“Variable Payment Transactions”), such payments being based on the number of miles that each Delivery Vehicle is driven per month by an Independent Contractor (“Variable Contract Payments”). Variable Contract Payments are comprised of both:  (1) periodic lease or other contract payments, and (2) any EOT Amount;

(B)           all remaining Existing Transactions as well as all Future Transactions with respect to Delivery Vehicles (“Fixed Payment Transactions”) call for, or will call for, fixed lease or other contract payments (“Fixed Contract Payments,” and together with the Variable Contract Payments, collectively, “Contract Payments”). Fixed Contract Payments each are comprised of both:  (1) periodic lease or other contract payments, and (2) any EOT Amount;

(C)           “EOT Amount” means any end of term payment or residual amounts with respect to a Transaction and shall consist of:  (1) amounts required to be paid under the terms of the Transaction upon its expiration (balloon, adjustment or similar payments or amounts), and (2) amounts which may be paid under the terms of the Transaction upon its expiration (purchase option amounts or similar amounts) (in these instances, the end of term payment shall be deemed to be the amount required to be paid as if such purchase option was exercised);

(D)           for the sake of clarity, Rewritten Transactions, Remarketed Transactions (as herein defined) and Vehicle Buyout Transactions that are financed through the Vehicle EOT Financing Program are Transactions under which Contract Payments are, or to be, made; and

(E)           for certain Transactions, Servicer will contract with two Independent Contractors to operate one Delivery Vehicle (“Team Lease Transactions”). Team Lease Transactions will have base Contract Payments that are the same as if the Delivery Vehicle were operated by an individual Independent Contractor. Nonetheless, Servicer will also bill and collect an additional charge, with respect to the second Independent Contractor (the “Second IC Charge”). The Second IC Charge will compensate Element for the additional mileage and depreciation associated with the second Independent Contractor’s use of the Delivery Vehicle. No Second IC Charge shall be imposed or collected at any time when a Delivery Vehicle subject to a Team Lease Transaction is only contracted to be operated by a single Independent Contractor.  The Second IC Charge will be applied to the Team Lease Transaction to shorten its term. Despite the more rapid receipt of Contract Payments related to the Team Lease Transaction when Second IC Charges are being paid, Element will book such transaction as if it received a single set of Contract Payments (in order to allow for a contingency of contracting the Delivery Vehicle with a single Independent Contractor).  Servicer will pay Element the single Contract Payments amounts and retain any excess (all or a portion of the Second IC Charge, the “Retained Team Lease Payments”). For Distribution Waterfall purposes, the Retained Team Lease Payments shall be included as an addition to the Net Windfall, or a reduction in the Net Shortfall, as the case may be.  Servicer will service and manage Team Lease Transactions in accordance with the foregoing provisions.

(iv)           Collection of Payments.  All Contract Payments with respect to Delivery Vehicles, shall be automatically deducted from the earnings of the Independent Contractor by the related Sponsor, and paid to Servicer for the benefit of, and shall be held in trust for, Element.  Notwithstanding the foregoing, the actual amount of funds received by Servicer from Independent Contractors (directly or through their related Sponsors) in respect to Variable and Fixed Payment Transactions (the “Actual Collections”) may be less or more than the Contract Payments.

(v)           Perfect Pay by Servicer.

(A)           With respect to Variable Payment Transactions, Servicer and Element have agreed upon, and Servicer shall pay to Element, an expected monthly lease or other contract payment for each Variable Payment Transaction based upon an average thirty-eight (38) month lease or other contract term (the “Expected Payment”);  The Expected Payments constitute the periodic lease or other contract payments component (as described in Section 2(a)(iii)(A) hereof) of a Variable Contract Payment (i.e., for Servicer payment purposes, Element and Servicer have determined a fixed payment for an otherwise variable amount). With respect to Variable Payment Transactions, Servicer and Element have agreed that Servicer shall pay to Element the Expected Payments together with any EOT Amount for each Variable Payment Transaction, irrespective of Actual Collections received by Servicer with respect thereto;

(B)           with respect to Fixed Payment Transactions, Servicer and Element have agreed that Servicer shall pay to Element the Fixed Contract Payments (which includes any EOT Amount) for each Fixed Payment Transaction, irrespective of Actual Collections received by Servicer with respect thereto;

(C)           with respect to Remarketed Transactions, the Original Transaction Payments are Contract Payments that Servicer shall pay to Element, irrespective of Actual Collections received by Servicer with respect thereto;

(D)           with respect to Rewritten Transactions or Buyout Transactions financed through the Vehicle EOT Financing Program, Servicer and Element have agreed that Servicer shall pay to Element the Contract Payments for each Rewritten Transaction or a Buyout Transaction financed through the Vehicle EOT Financing Program through the full term of such newly written Transaction, irrespective of Actual Collections received by Servicer with respect thereto; and

(E)           all Contract Payments shall be paid by Servicer to Element on the dates set forth in paragraph (vi) below until such time as Element shall have received all Expected Payments plus any EOT Amount with respect to a Variable Payment Transaction, all Fixed Contract Payments (which includes any EOT Amount) with respect to a Fixed Payment Transaction, all Original Transaction Payments with respect to a Remarketed Transaction or all Contract Payments for each Rewritten Transaction or a Buyout Transaction financed through the Vehicle EOT Financing Program.  Servicer’s obligation to make payments to Element of all Expected Payments plus any EOT Amount, all Fixed Contract Payments (which includes any EOT Amount), all Original Contract Payments with respect to a Remarketed Transaction and all Contract Payments with respect to Rewritten Transactions and Vehicle Buyout Transactions financed through the Vehicle EOT Financing Program, in each case irrespective of Actual Collections, shall be known herein, as well for purposes of the Reserve Account Agreement, as “Perfect Pay”.  Servicer’s obligation to make Perfect Pay is for the purpose of assuring and normalizing cash flows during the period that Servicer is servicing the Transactions. Accordingly, if at any time (other than at expiration of the Transactions in accordance with their terms), all Transactions within a given Vintage  have terminated (i.e., have defaulted, been sold, or been subjected to a complete casualty event, and, in each case, all applicable payments required to be made pursuant to Section 2(c) and (d) hereof with respect to any such Transactions have been made), then Servicer, not having any Transactions within such vintages to reconcile its Perfect Pay obligation against, shall discontinue Perfect Pay with respect to such Vintage, and reconciliation of the Transactions of such Vintage shall occur upon the termination of the last Transaction in such Vintage.

(vi)           Timing of Payments by Servicer to Element.  Servicer shall make Perfect Pay to Element at such times and in the manner set forth in this Section 2(a)(vi). Servicer shall pay Element the Expected Payment with respect to each outstanding Variable Payment Transaction (including a Remarketed Transaction or a Rewritten Transaction that is a Variable Payment Transaction) together with the Fixed Contract Payment for each outstanding Fixed Payment Transaction (including a Remarketed Transaction, a Rewritten Transaction or a Buyout Transaction financed through the Vehicle EOT Financing Program that is a Fixed Payment Transaction) by the 10th day of the third (3rd) month after the date that Element reimbursed Servicer for all advances made by Servicer for the purchase of each such Delivery Vehicle (the payment in such third (3rd) month being, the “Initial Payment”), and on the tenth (10th) day of each succeeding month following the Initial Payment, through the end of the term of each such Transaction. Servicer shall pay Element any EOT Amount specified in a Transaction or a Remarketed Transaction for any Vehicle (both Fleet and Delivery Vehicles) by the tenth (10th) day of the succeeding month following the contractual due date of such payment or amount (the “EOT Payment Date”).

(vii)           EOT Offsets or Payments by Element to Seller.

(A)           In order to assist Servicer in obtaining funds to make its required payment of the EOT Amounts, Element shall establish a financing program for certain Transactions in which an Independent Contractor has elected to pay the EOT Amount and acquire its Delivery Vehicle, but has not made, or has insufficient funds to make cash payment, of such EOT Amount (“Vehicle Buyout Transactions”). Element will finance the EOT Amounts in such Vehicle Buyout Transactions (under the conditions that follow) as newly written Transactions (the “Vehicle EOT Financing Program”). Element agrees to accept any Vehicle Buyout Transaction in the Vehicle EOT Financing Program if the following conditions are met:  (1) the Independent Contractor meets Element’s then-current RAC (Risk Acceptance Criteria, as defined in the Amended Program Agreement) in effect on the EOT Payment Date, (2) pricing is at then-prevailing rates in effect on the EOT Payment Date, (3) there is no existing Event of Default, and (4) the related Sponsor to the Vehicle Buyout Transaction is in good standing with Element and continuing to do business under the Program Agreement.  All Covered Expenses, Security Deposit Accruals and any Net Shortfall or Net Windfall associated with the original Transaction will automatically attach to a Vehicle Buyout Transaction financed under the Vehicle EOT Financing Program; and

(B)           additionally, to further assist Servicer in obtaining funds to make its required payment of the EOT Amounts, Element at its sole option and in its sole and absolute discretion, may treat a Remarketed Transaction as a newly written Transaction on the EOT Payment Date of the original Transaction (a “Rewritten Transaction”). Without limiting Element’s sole and absolute discretion in regard thereto, Element would be inclined to enter into a Rewritten Transaction if Element’s return on investment therefrom would be at least 12%. All Covered Expenses, Security Deposit Accruals and any Net Shortfall or Net Windfall associated with the original Transaction will automatically attach to the Rewritten Transaction.

(viii)           Security Deposit Accruals.  During the term of this Third Amended Agreement, Servicer shall, with respect to newly originated Transactions (which for clarity’s sake do not include Remarketed Transactions), bill and collect from Independent Contractors, security deposits with respect to Delivery Vehicles, as outlined in the pricing matrices agreed upon by Element and Servicer (“Security Deposit Accruals”). Servicer will retain Security Deposit Accruals to ensure Independent Contractor’s performance of Independent Contractor’s Transaction obligations. Security Deposit Accruals shall be booked to separate accounts established solely in regard to such Delivery Vehicle with respect to which such amounts have been paid (each, a “Security Deposit Account”).  Security Deposit Accruals may be comingled with Servicer’s other funds and will not earn interest (unless otherwise required by applicable law). If an Independent Contractor satisfies its payment obligations under its Transaction, and either acquires title to a Delivery Vehicle(s) or returns the Delivery Vehicle(s) in acceptable condition pursuant to the terms and conditions set forth in such Transaction, then the Security Deposit Accrual will be returned to the Independent Contractor within ten (10) business days following such event. If an Independent Contractor fails to satisfy its payment obligations under its Transaction, then the Security Deposit Accrual shall be forfeited by Independent Contractor to the extent of such non-satisfaction, and applied by Servicer as otherwise set forth in this Third Amended Agreement. If an Independent Contractor satisfies its payment obligations under its Transaction, but returns the Vehicle(s) in a condition that violates the terms of such Transaction, then Servicer shall apply all or a part of the Security Deposit Accrual to the cost of repairs and maintenance necessary to re-lease or sell the Vehicle(s) at such Vehicle(s)’ Current Vehicle Value, and return the remaining balance of Security Deposit Accrual, if any, to the Independent Contractor.

(b)           Maintenance of Delivery Vehicles.  During the term of the Transactions, Servicer shall, and/or shall ensure that the appropriate Sponsor shall, manage the regular maintenance of the Delivery Vehicles which are the subject of the Transactions as follows:

(i)           Maintenance Fund.  each of the Existing Transactions and Future Transactions relating to a Delivery Vehicle calls for, or will call for, payments by Independent Contractors into a maintenance fund held by a Sponsor which is established solely in regard to such Delivery Vehicle, which payments are based on the total number of miles the Delivery Vehicle is driven per month by such Independent Contractor (each said fund is referred to a “Maintenance Fund” and the aforesaid payment contributions are referred to, collectively, as “Maintenance Contributions”).

(ii)           Deductions.  All Maintenance Contributions shall be automatically deducted from the earnings of Independent Contractors by Sponsors and held by a Sponsor (or paid to Servicer) for Independent Contractor’s benefit to be used to fund the maintenance and repair costs for the Delivery Vehicles.

(iii)           Accounting.  Sponsor and/or Servicer shall keep an accounting of the Maintenance Fund for each Transaction (and its related Delivery Vehicle).

(iv)           Maintenance and Repairs.  If maintenance or repair of a Delivery Vehicle is necessary, then Sponsor and/or Servicer shall ensure the use of the applicable Maintenance Fund to pay for the necessary maintenance or repair.

(v)           Fund Insufficiency.  If the applicable Maintenance Fund is insufficient to cover the expense of required maintenance or repair, Sponsor and/or Servicer shall make arrangements with the Independent Contractor to provide, or obtain, credit with respect to the deficient amount, the amount of credit provided or obtained to be paid over time through future Maintenance Contributions.

(vi)           No Element Obligation.  Element has no obligation to maintain or repair Delivery Vehicles which are the subject of the Transactions while this Third Amended Agreement remains in force.

(vii)          Ensure Sponsor Compliance.  To the extent Sponsor is providing any or all of the maintenance or repair services as set forth in subsections (i) – (v) of this Section 2(b), Servicer shall ensure that Sponsor is providing such maintenance or repair services on a timely basis in accordance with industry standards, and if Sponsor fails to so, then Servicer shall be required to provide such maintenance or repair services.

(c)           Remarketing and Sale or Re-Lease of Vehicles.  Servicer shall be responsible for the remarketing and eventual sale or re-lease of Vehicles as follows:

(i)           Defaulted Transactions.  In the event that an Obligor defaults on its Transaction prior to the Transaction’s expiration (a “Defaulted Transaction”), Servicer shall (A) promptly notify Element of such default, and (B) inform Element, in writing, of Servicer’s planned course of action, under this Section 2(c) of the Third Amended Agreement, with respect to the Vehicle associated with such Defaulted Transaction (the “Defaulted Vehicle”).

(ii)           Current Vehicle Value/Current Net Book Value.  With respect to any Defaulted Transaction, Servicer shall first determine the then current market value of the Defaulted Vehicle (the “Current Vehicle Value”), as well as the then Current NBV of the Defaulted Transaction. The “Current NBV” shall mean, at any time:  (A) for an Existing Transaction, an amount equal to the present value of the remaining Contract Payments of the applicable Vehicle, using a discount rate equal to the Discount Rate set forth in the Purchase and Sale Agreement for such Transaction, and (B) for a Future Transaction, an amount equal to the present value of the remaining Contract Payments of the applicable Vehicle, using a discount rate that is equal to Element’s initial internal rate of return for such Transaction, including any expected residual value.

(iii)           Notification.  Servicer shall promptly notify Element of the Current Vehicle Value, the Current NBV, the balance of approved Covered Expenses and Net Shortfall or Net Windfall and the amount of any available Security Deposit Accrual relating to the Defaulted Vehicle.

(iv)           Sale in a Positive Value Transaction.  If the Current Vehicle Value plus any available Security Deposit Accrual relating thereto (together, the “Realizable Proceeds”) is in excess of the sum of:  (A) the Current NBV, (B) the net shortfall between Expected Payments or Fixed Contract Payments made by Servicer to Element and Actual Collections received by Servicer from an Obligor (such difference being, the “Net Shortfall”) (or if Actual Collections received by Servicer from an Obligor are in excess of the Expected Payments or Fixed Contract Payments made by Servicer to Element, such difference being the “Net Windfall,” any Net Windfall, for purposes of this Section (c)(iv) being added to the Realizable Proceeds and the Net Shortfall for such calculation being zero (0)) for the Defaulted Transaction, and (C) the approved Covered Expenses for the Defaulted Vehicle, and (the sum of (A), (B) and (C) being, the “Collective Payout,” and the Realizable Proceeds exceeding the Collective Payout being, a “Positive Value Transaction”), then Servicer shall sell the Defaulted Vehicle. Notwithstanding the foregoing, Servicer may solicit Element’s authorization to enter into a replacement lease for a Defaulted Vehicle in a Positive Value Transaction, and if Element grants such authorization, which authorization is in Element’s sole and absolute discretion, then Servicer may re-lease such Defaulted Vehicle.

(v)           Distribution Waterfall. The proceeds from the sale of a Defaulted Vehicle plus any available Security Deposit Accrual relating thereto (the “Distributable Proceeds”), shall, with respect to a Positive Value Transaction, be distributed within two (2) business days of Servicer’s receipt thereof, in the following order and amounts:  (A) first, the Current NBV shall be distributed to Element; (B) second, the amount of the Net Shortfall shall be retained by Servicer (or in the case of a Net Windfall, the Net Windfall being added to the Distributable Proceeds and the Net Shortfall for distribution purposes being zero (0)); (C) approved Covered Expenses for the reconditioning of the Defaulted Vehicle (and with respect to a Defaulted Vehicle that is a Delivery Vehicle, any remaining repair costs after deducting such repair costs from the maintenance balance in the Independent Contractor’s Maintenance Fund) shall be retained by Servicer; and (D) any proceeds received in excess of the proceeds distributed pursuant to subsections (A), (B) and (C) above, shall be divided equally between Servicer and Element (the “Distribution Waterfall”).

(vi)           Negative Value Delivery Vehicle Transactions.  With respect to any Defaulted Vehicle that is a Delivery Vehicle, if the Realizable Proceeds are not in excess of the Collective Payout, then Servicer, in the following priority:  (A) shall be responsible for obtaining a new Independent Contractor to enter into a Transaction for such Defaulted Vehicle, (B) with the written consent of Element, shall sell the Defaulted Vehicle, or (C) if neither (A) nor (B) of this paragraph has occurred by the forty-fifth (45th) day following the date that a Transaction became a Defaulted Transaction, if directed to do so by Element, shall treat such Defaulted Vehicle as being sold and the sales proceeds with respect thereto being deemed to be zero dollars ($0.00), and in each case, irrespective of actual amounts received for the sale of such Defaulted Vehicle, shall pay to Element the Current NBV with respect to such Vehicle.

(vii)           Negative Value Fleet Vehicle Transactions.  With respect to any Defaulted Vehicle that is a Fleet Vehicle, if the Realizable Proceeds are not in excess of the Collective Payout, then Servicer shall sell the Defaulted Vehicle and, irrespective of actual amounts received for the sale of such Defaulted Vehicle, shall pay to Element the Current NBV with respect to such Vehicle.

(viii)           Covered Expenses.  Servicer shall make all necessary Covered Expenses to prepare a Delivery Vehicle for Transactions with new Independent Contractors subject to the following conditions:

(A)           Servicer needs no consent from, nor need it provide notice to, Element with respect to Covered Expenses in an amount up to five percent (5%) of the original cost of the Defaulted Vehicle (on a cumulative basis including any repairs made to remarket the Defaulted Vehicle since its original purchase);

(B)           Servicer is authorized to undertake Covered Expenses in an amount in excess of five percent (5%) of the original cost of the Defaulted Vehicle, but not in excess of twelve percent (12%) of the original cost of the Defaulted Vehicle (on a cumulative basis including any repairs made to remarket the Defaulted Vehicle since its original purchase).  Servicer is required to review Covered Expenses in this category as part of its monthly Servicer meetings with Element;

(C)           Servicer shall not incur Covered Expenses that exceed twelve percent (12%) of the original cost of the Defaulted Vehicle (on a cumulative basis including any repairs made to remarket the Defaulted Vehicle since its original purchase) without the consent of Element. To obtain such consent, Servicer shall provide Element with a written recommendation for approval of such Covered Expenses (a “Repair Recommendation”).  Servicer and Element shall agree upon a standardized format for Repair Recommendations. Element, in its sole and absolute discretion, may make the determination whether to consent to a Repair Recommendation. If Element has not provided Servicer a response to a Repair Recommendation within six (6) business hours of its receipt, then Element will be deemed to have given its consent, and Servicer may incur the Covered Expenses set forth in the Repair Recommendation. Servicer is required to review Covered Expenses actually incurred in this category as part of its monthly Servicer meetings with Element; and

(D)           Covered Expenses shall be recorded and charged without markup of any type.  If repairs or maintenance constituting Covered Expenses are undertaken by any party to a Transaction (including a Sponsor), then the charge relating thereto shall be the provider’s cost of parts and labor.  If repairs or maintenance constituting Covered Expenses are undertaken by a third party vendor, then the charge relating thereto shall be the vendor’s actual invoice amount.

(ix)           Defaulted Delivery Vehicle Remarketing  With respect to Independent Contractors who are seeking a Vehicle, prior to showing those from Servicer’s own new or used inventory (“Servicer’s Inventory”), Servicer shall show the then available Defaulted Vehicles to the Independent Contractor, provided, however, that Servicer shall not unduly influence any Independent Contractor’s acquisition decision (purchase or leasing) and must also inform any Independent Contractor that there are a number of additional Vehicles available, including Servicer’s Inventory.  Servicer agrees that in its efforts to lease Defaulted Vehicles and Servicer’s Inventory, all efforts shall be in proportion to the number of units available in each category.

(x)           Remarketed Delivery Vehicle Transaction.  When a new Independent Contractor is found with respect to a remarketed Delivery Vehicle, the Independent Contractor shall enter into a new Transaction with Element, as lessor or lender thereunder, for no additional consideration (the “Remarketed Transaction”), and Servicer shall deliver all original Transaction Documents evidencing the Remarketed Transaction to Element.  Notwithstanding the remarketing of the Delivery Vehicle, Servicer shall continue to make to Element the Contract Payments as scheduled for the remaining term of the original Transaction (including for clarity’s sake, any EOT Amounts with respect to the original Transaction) (collectively, the “Original Transaction Payments”).  All the Original Transaction Payments will be applied to the Remarketed Transaction. Any proceeds received from the Remarketed Transaction in excess of the Original Transaction Payments shall be distributed in accordance with the Distribution Waterfall (for this purpose omitting subparagraph (A) thereof).  Servicer may exercise its discretion in establishing payment amount, length of term and other pertinent contract issues with respect to a Remarketed Transaction so long as aggregate present value cashflow from the Remarketed Transaction is no less than aggregate present value cashflow from the original Transaction and as long as the new Remarketed Transactions are consistent in term and end of lease options with the common and standard leases written for similar vehicles of similar age.

(xi)           Terminated Non-Default Transactions.  With respect to any Transaction that is terminated for reasons other than a default by an Obligor, including but not limited to:  the early termination of the Transaction by the Obligor, but only as written in the documents for a Transaction, loss due to accident, or the mutual agreement of Servicer and Element to sell a Delivery Vehicle to third parties, Servicer shall pay Element the aggregate Contract Payments for the remaining term of such Transaction (including, for clarity’s sake, any EOT Amounts with respect to such Transaction) within two (2) business days of such termination (and Servicer’s receipt of proceeds related thereto). Element shall return the title associated with such Vehicle to Servicer within ten (10) business days of Element’s receipt of the payment in the amount of the Current NBV. To the extent the proceeds from such event, including any available Security Deposit Accrual received or held by Servicer, exceed the Current NBV, such excess proceeds shall be distributed in accordance with the Distribution Waterfall (for this purpose omitting subparagraph (A) thereof, because the Current NBV has already been paid to Element).

(d)           Insurance.  Servicer shall provide to Element evidence of insurance for each Transaction as required in the applicable Transaction Documents, and make claims against any insurance policy relating to Vehicles in the same manner as it would pursue its own interests, and to promptly remit to Element any insurance proceeds received as a result of such claim.

(e)           Taxes.  Servicer shall pay, or shall ensure the payment of, all Tax Payments when due and payable, and shall provide Element with reasonable evidence of such payments. Servicer shall make, or shall ensure the making of, all Tax Filings when due, and shall provide Element with reasonable evidence of such filings.

3.           Reporting Requirements.  Except for Quarterly compliance certificates, which are due on or before the 5th business day following the end of each calendar quarter, Servicer shall provide Element with the following reports on or before the 5th business day of each month following the end of any month that this Third Amended Agreement is in effect:

(a)           a Lock Box File (the form of which has been agreed upon, and which Servicer is currently using, and will continue to use) which reflects, by deposit, the Actual Collections received with respect to Delivery Vehicles.  The Lock Box File should be a third-party sourced report coming directly from a depository bank(s).  In addition, a Lock Box File shall provide support for any intercompany journal entries, including:

(i)           details of how cash deposits to a depository bank(s) are attributable to Vehicles and/or Obligors; and

(ii)           intercompany postings of payments from Servicer and other affiliated drivers;

(b)           a Cash Receipts File (the form of which has been agreed upon, and which Servicer is currently using, and will continue to use) which reflects, by deposit, the Actual Collections received with respect to Delivery Vehicles at the Vehicle Identification Number (“VIN”) level.  The Cash Receipts File should reconcile to the Lock Box File in total, and shall reflect the method by which the Actual Collection was paid;

(c)           a reconciliation with details of Net Shortfalls and Net Windfalls and Covered Repairs to “Potential Recourse Liability” account on Servicer’s ledger, with evidence of sign off by with respect to such items by Servicer’s management;

(d)          a Delinquency Report sorted by Obligor, in the form attached hereto as Exhibit B (or in another form acceptable to Element at Element’s sole discretion);

(e)          a Termination Report accounting for all gains and losses on sale, termination or buyout of Vehicles;

(f)           an Outstanding Advance Report listing by Transaction indicating what portions of the most recent Aggregate Monthly Payment constituted Advances and the total outstanding advances with respect to each Transaction;

(g)          a Reserve Account Report, indicating the Reserve Balance (as defined in the Reserve Account Agreement) and all additions and subtractions thereto since the prior report;

(h)          a data file in electronic form indicating all gross balances due at the Transaction level, in the same format as outlined in Section 3.1(c) of the Portfolio Purchase Agreement;

(i)           an Inactive Truck Report indicating which Vehicles are idle at the end of each month and the activity related to idle trucks in such month;

(j)           a Reseat Activity Report, indicating Account Name, VIN, New Unit #, Initial Lease Sign Date, Term Date, Reseat Lease Date and Re-Seat Days;

(k)          a Quarterly compliance certificate from Chief Financial Officer of Celadon Group, Inc. and the Chief Financial Officer of Quality Equipment Leasing, LLC with respect to continuing compliance of Servicer with its representations and warranties hereunder, including the accuracy of information included in reporting made under this paragraph 3 of the Third Amended Agreement;

(l)           a report showing the additions to, and balance in, the Security Deposit Accounts for all Transactions in regard to Delivery Vehicles;

(m)         a report showing the payment deferral activity within the month;

(n)          a report showing all Vehicles returned to Servicer during any month in the term of this Third Amended Agreement; and

(o)          such other reports as may be reasonably requested by Element from time to time.

4.           Servicer Covenants.  During the term of this Third Amended Agreement, Servicer covenants to the following:

(a)           Applicable Laws.  comply with all applicable laws with respect to the Transactions and enforcing any of Element’s rights thereunder;

(b)           Existence.  preserve its existence as a corporation and/or limited liability company, as the case may be, duly organized, validly existing and in good standing, under the laws of the State of Delaware;

(c)           Inspection.  permit inspection/audit by Element or assignee of its books and records relating to the Transactions, Payments and other Assigned Property/Vehicles upon reasonable notice during normal business hours at Servicer’s address set forth herein, and shall assist Element in connection with such inspections/audits;

(d)           Compliance.  comply with its obligations under the Transaction Documents;

(e)           Amendments and Modifications.  not agree to any amendments or modifications of the Transaction Documents without the prior written consent of Element that would (i) change the amount, due date, interest rate or rental rate or prepayment fee, defer or forgive the payment of any principal or interest or rent (including changing the maturity date of a Transaction), (ii) waive any provision of a Transaction (including any change in any time period) prohibiting prepayment in whole or in part, or reduce the outstanding principal amount or imputed principal balance (except for reductions contemplated by the Transaction Documents), (iii) release, or agree to the substitution or exchange of any Vehicle for, any portion of the Transaction or Vehicle or release the liability of any person or entity liable for any payment on any Transaction, (iv) grant any concession with respect to the compliance with any material obligations imposed by the Transaction Documents, (v) release the Obligor from any of its obligations to make any payment with respect to the Transaction, (vi) accelerate or extend the maturity date of any Payment, commence any action, terminate any Transaction or repossess and resell any Vehicle, or (vii) take any action or fail to take any action which would materially adversely affect the value of any Existing Transactions or Future Transactions, reduce the likelihood of recovery of any Payment or the security of the Transaction;

(f)           Quiet Enjoyment.  not impair the rights or breach the quiet enjoyment of any Obligor under the Transaction Documents;

(g)           Liens.  not create any lien, security interest or other encumbrance against any Assigned Property except in favor of Element as may be permitted by Element in writing;

(h)           Policies.  comply with its credit and collection policies with respect to the Payments, which policies shall be commercially reasonable and in accordance with normal policies of similar companies in the equipment finance and leasing industries;

(i)           Element’s Interests.  pursue the interests of Element in the same manner as it would pursue its own interests in the exercise any remedies available under the Transaction Documents, without discrimination;

(j)           Notices.  promptly provide to Element copies of any notices and material information received by Servicer in connection with the Transactions;

(k)          Defaults.  notify Element monthly of the existence of any default or event of default, or the occurrence of any event which, with notice or lapse of time, or both, would constitute a default or  event of default under any Transaction Document of which Servicer has knowledge;

(l)           Indemnification.  indemnify Element against any direct damages, claims, costs or expenses (including but not limited to reasonable attorneys’ fees, collectively, “Damages”) which may be incurred by Element to the extent such Damages arise out of the negligence or willful misconduct of, or any violations of law by, Servicer in performing any of its duties hereunder.

(m)         Financial Statements.  provide to Element copies of its audited yearly financial statements within 120 days after the end of each fiscal year to the extent not available on Servicer’s website or at http://www.sec.gov; and

(n)          Payment of Interest.  pay Element interest (after as well as before judgment) on any amounts required to be paid by Servicer to Element hereunder and not paid by Servicer when due hereunder at the rate equal to the Discount Rate plus four (4) percent.

5.           Term.  Unless earlier terminated by Element as herein set forth, this Third Amended Agreement shall have a term that commences on the effective date as first herein noted and expires on the date of Full Payout.

6.           Termination.

(a)           Element’s Termination Rights.  Upon the occurrence of any Event of Default, Element, in its sole and absolute discretion, may, upon written notice to Servicer, (i) terminate (A) this Third Amended Agreement and/or (B) the rights and obligations of Servicer set forth in this Third Amended Agreement, or (ii) terminate (A) any portion of this Third Amended Agreement, (B) this Third Amended Agreement with respect to any portion of the Transactions serviced hereunder, and/or (iii) any particular right(s) and obligation(s) of Servicer set forth in this Third Amended Agreement, while keeping the remainder of this Third Amended Agreement in full force and effect (and notify in the appropriate circumstances the applicable Obligor(s) to make all subsequent Payments directly to Element).

(b)           Events of Default.  For purposes of this Third Amended Agreement, an “Event of Default” is any of the following occurrences:

(i)           Payment Default.  Servicer fails to make any required payment due hereunder or under the Purchase and Sale Agreement or the Amended Program Agreements, and such failure continues unremedied for ten (10) business days after notice from Element;

(ii)           Breach of Reps and Warranties.  any material representation or warranty made by Servicer in the Purchase and Sale Agreement, the Amended Program Agreements, or this Third Amended Agreement shall prove to be false or inaccurate in any material respect, such inaccuracy would have a material adverse effect on Element, the Transactions or the Vehicles, and such inaccuracy has not been remedied in all material respects within thirty (30) days after written notice;

(iii)          Breach of Covenants.  Servicer’s failure to perform any covenant contained in the Purchase and Sale Agreement, the Amended Program Agreements or this Third Amended Agreement, and such failure shall continue unremedied for thirty (30) days after written notice;

(iv)          Change in Ownership.  a change in ownership of either entity comprising Servicer, or either such entity sells or otherwise transfers all or substantially all of the assets to any person which is not now an affiliate of Servicer, unless Element, in its absolute and sole discretion, approves the change in ownership;

(v)           Event of Bankruptcy.  an Event of Bankruptcy;

(vi)          Repurchase Failure.  Servicer’s failure to repurchase any Transaction pursuant to Article V of the Purchase and Sale Agreement, in an instance where Element elects to take over servicing thereof, as opposed to proceeding with a remarketing of the Delivery Vehicle, provided however, that in such event, any termination of Servicer as Servicer shall only be with respect to such Transaction; or

(vii)         Cross-Default.  the occurrence of any one or more of the events set forth in Section 1.4 of the Reserve Account Agreement which continues for ten (10) days or more after receipt of notice of the occurrence of said event from Element or its assignees.

(c)           Events Upon Termination.  Upon the termination of this Third Amended Agreement as provided in this Section 6, the following events shall occur:

(i)           Deliveries.  Servicer shall deliver to Element all requested and available information concerning the billing and collection by Servicer hereunder in order that Element or Element’s designee may assume such duties without material interruption.  Such deliveries shall include the transfer of automatic deductions generated by Obligors to Element, including any Actual Collections, Maintenance Fund balances and Security Deposit Accruals;

(ii)           Cooperation.  Servicer shall cooperate with Element to accomplish the prompt, effective and smooth transition of servicing of the Transactions to Element or Element’s designee;

(iii)           Reserve Balance Funding.  the Reserve Balance funding requirement (as set forth in the Reserve Account Agreement will be triggered, and Servicer will immediately pay Element the amount therein required in readily available funds.  The Reserve Balance will be held by Element until full payout of all Transactions (“Full Payout”);

(iv)           Extinguishment of Servicing Obligations.  Except as otherwise provided herein, in the Purchase and Sale Agreement or the Amended Program Agreements, Servicer shall be relieved of any further servicing obligations with regard to the Transactions;

(v)           Power of Attorney.  Servicer does hereby irrevocably constitute and appoint Element or a new billing and collection agent designated by Element, as its true and lawful attorney with full power of substitution, for it and in its name, place and stead, to enforce, ask, demand, collect, receive, receipt for, sue for, compound and give acquaintance for any and all Transactions serviced by Servicer pursuant to this Third Amended Agreement, and to endorse the name of Servicer on all checks, collections, receipts, instruments or notices in connection with any such Transactions; and

(vi)           Extinguishment of Servicer’s Rights.  Servicer shall forfeit all rights and interests, in and under this Third Amended Agreement or the Reserve Account Agreement, to share or otherwise participate in: (A) sale or other proceeds relating to Vehicles, (B) excess payments and (C) any portion of the foregoing. Notwithstanding the foregoing, Servicer shall retain its rights to (X) repayment or reimbursement of Covered Expenses, and (Y) any recoupment or payment from Element for funds expended by Servicer in excess of the amount of the Reserve Account as set forth in Section 1.3 of the Reserve Account Agreement, either as incurred through the date of termination of this Third Amended Agreement.  Thus, upon the termination of this Third Amended Agreement as provided in this Section 6, Servicer shall not forfeit any Repayment Obligation (as defined in the Reserve Account Agreement) then accrued with respect to any Vintage, and Element, upon final settlement of all Transactions in any such Vintage, will pay the Unrecouped Amount (as defined in the Reserve Account Agreement) to Servicer.

7.           Notices.  All notices, requests, demands and other communications authorized or required by this Amended Agreement shall be in writing, shall be delivered by personal delivery, by facsimile, or by overnight delivery service and shall be delivered to each party at the following addresses (or at such other address as any party may designate in writing to the other parties):

If to Servicer:

Celadon Group, Inc.
9503 E. 33rd Street
Indianapolis, IN  46235
Attn:      Eric Meek, CFO
Fax:        (317) 829-6375

If to Element:

Element Financial Corp.
655 Business Center Drive
Horsham, PA  19044
Attn:     Rene Paradis, CAO & CFO
Fax:       (267) 960-2061

8.           Governing Law.  This Third Amended Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without reference to its conflict of laws provisions).

9.           Binding Effect.  This Third Amended Agreement shall be binding upon the parties hereto and their respective successors.

10.         Assignment.  Servicer shall not assign, sell, or otherwise transfer this Third Amended Agreement or any of Servicer’s rights or obligations hereunder without Element’s prior written consent, which consent is wholly within the discretion of Element.  Element may, without prior notice to Company, assign this Third Amended Agreement or any and all of its rights and obligations hereunder to any third party.  Servicer specifically consents to the sale and/or assignment by Element to a third party (an “Assignee”) of Element’s rights to receive payments from Servicer under this Third Amended Agreement with respect to the specific Transactions that are sold or assigned.  Servicer agrees that such Assignee shall have the right of Element to receive any payments that Servicer is obligated to make hereunder with respect to such sold or assigned Transactions, but that such Assignee shall have none of the obligations of Element under this Third Amended Agreement or the Reserve Account Agreement.  Element agrees to notify Servicer of any such sales and/or assignments. In addition, Element may sell and assign its rights, title and interest in and to one or more of the Transactions, without such Transactions remaining subject to this Third Amended Agreement.

11.         Counterparts.  This Third Amended Agreement may be executed in any number of counterparts, and by different parties hereto on separate counterparts, each of which, when so executed and delivered shall be an original but all such counterparts shall together constitute one and the same instrument.  This Third Amended Agreement shall become effective when each party hereto shall have received the counterpart thereof signed by the other party hereto.  A facsimile signature on this Third Amended Agreement is as valid as an original signature.

12.         Entire Agreement.  This Third Amended Agreement supersedes all previous arrangements and agreements, whether written or oral, and comprises the entire agreement, between the parties hereto in respect of the subject matter hereof.

13.           Amendment.  This Third Amended Agreement may be amended or varied only by writing, executed by each of Element and Servicer.

14.           Waiver.  No course of dealing between Element and Servicer, nor any delay in exercising any rights or remedies hereunder or otherwise shall operate as a waiver of any of the rights and remedies of Element or Servicer.

15.           Severability.  The invalidity or unenforceability of any provision of this Third Amended Agreement shall not affect the validity or enforceability of any other provision.

16.           Further Assurances.  Each of Element and Servicer agrees to execute and deliver promptly to the other all such further instruments and documents as may reasonably be requested by the other in order to carry out fully the intent, and to accomplish the purposes, of the transactions referred to herein.

17.           Descriptive Headings.  The headings contained in this Third Amended Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Third Amended Agreement.

18.           WAIVER OF JURY TRIAL.  SERVICER AND ELEMENT WAIVE THEIR RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY MATTER ARISING UNDER OR IN CONNECTION WITH THIS THIRD AMENDED AGREEMENT.

19.           Jurisdiction.  The parties hereto agree to the exclusive jurisdiction and venue for any disputes, actions, or proceedings arising hereunder of the United States District Court for the Eastern District of Pennsylvania or, if the jurisdictional minimum amount or diversity requirement, is not met, then the Pennsylvania State Court in the Montgomery County Court of Common Pleas.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, Servicer and Element have caused this Third Amended Agreement to be executed on their behalf by their officers thereunto duly authorized, as of the date first above written.

CELADON GROUP, INC.

By:	/s/ William Eric Meek
Name:	William Eric Meek
Title:	President and COO

QUALITY EQUIPMENT LEASING, LLC

By:	/s/ Leslie Tarble
Name:	Leslie Tarble
Title:	CFO

ELEMENT FINANCIAL CORP.

By:	/s/ Donald P. Campbell
Name:	Donald P. Campbell
Title:	CEO

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